EXHIBIT 99.1




                                  								Jeffrey R. Paro
July 29, 1999						                      	Vice President, Treasurer
                                          and Chief Financial Officer
                                         	(904) 239-7250


	                       BROWN & BROWN, INC.
                 ANNOUNCES QUARTERLY CASH DIVIDEND
               AND ADOPTION OF A SHAREHOLDER RIGHTS PLAN

(Daytona Beach and Tampa, Florida) . . . Brown & Brown, Inc. (NYSE:BRO) today announced that its Board of Directors has declared a regular quarterly cash dividend of $.11 per share. The dividend is payable on August 25, 1999, to shareholders of record on August 11, 1999.

Brown & Brown also announced that the Board of Directors approved the adoption of a Shareholder Rights Plan by which rights will be distributed as a dividend at the rate of one right for each share of common stock of the Company held by shareholders of record as of August 11, 1999.

The Rights Plan is intended to protect shareholders by deterring coercive takeover tactics, including the accumulation of beneficial ownership of 20% or more of the Company's Common Stock in the open market or through private transactions, and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's shareholders. The Rights Plan was not adopted in response to any proposal. The Rights Plan will expire ten years from the date of adoption.

Additional information regarding the Rights Plan will be contained in a report on Form 8-K that the Company will file with the Securities and Exchange Commission, and in a summary to be mailed to all shareholders.

Brown & Brown, Inc., a general insurance agency headquartered in Daytona Beach and Tampa, Florida, is among the nation's leading independent insurance agency organizations. The company has offices in Arizona, California, Florida, Georgia, Indiana, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania and Texas. Additional information is available through our Web site at http://www.brown-n-brown.com.

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